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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

Contacts: Valerie Brodie
          Epicor Software Corporation
          949/585-4293
          investor_relations@epicor.com

                      EPICOR SOFTWARE CORPORATION ANNOUNCES
                      SECOND QUARTER 1999 FINANCIAL RESULTS

         IRVINE, Calif. -- July 29, 1999 -- Epicor Software Corporation (NASDAQ:
EPIC), a leading provider of business performance solutions for mid-sized companies, today reported its financial results for the second quarter of fiscal 1999 ended June 30, 1999. Revenues for the second quarter were $66.2 million. Net income for the quarter was $395,000 or $0.01 per share. On December 31, 1998, the company changed its fiscal year end from June 30 to December 31. Also on December 31, 1998, the merger with DataWorks Corporation was completed and was accounted for under the purchase method of accounting. As a result, year over year comparisons are not referenced.

         The second quarter results are consistent with the Company's preliminary estimates of financial performance released on July 7, 1999.

         The company's balance sheet as of June 30, 1999 showed cash, cash equivalents and short-term investments of $43.0 million, accounts receivable of $82.1 million and deferred revenue of $37.8 million.

         Revenues for the six month period ended June 30, 1999 were $132.3 million. Net income for the first six months of 1999 was $2.5 million or $0.06 per share.

         "The reported earnings of $0.01 per share for the quarter were attributable primarily to the lower-than-expected license revenue and a shift in revenue mix toward services with a higher cost of sales," said George Klaus, chairman, president and CEO of Epicor. "Our second quarter results reflect an industry-wide slowdown in demand for new software licenses, which we believe will


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                           Epicor Software Announces Second Quarter 1999 Results
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continue, at least, through the fiscal year. The difficult market conditions notwithstanding, we continue to make the required investments for Epicor's future. I believe we have created the infrastructure, both from an organizational and operational focus, to position the Company for its long-term goal to emerge as the recognized leading supplier of integrated business performance solutions designed exclusively to meet the unique needs of the midmarket."

         The company also announced today that Stuart W. Clifton, vice chairman and a member of the Board of Directors has resigned effective immediately. Mr. Clifton is leaving the company to pursue other opportunities.

ABOUT EPICOR SOFTWARE CORPORATION

Epicor, the company formed following the merger of Platinum Software and DataWorks, is the largest enterprise software supplier focused exclusively on the requirements of midmarket companies. Epicor delivers business performance solutions that enable companies to automate on their own terms and outperform their competition by capitalizing on customer relationships, minimizing the risks and upheaval of conventional enterprise resource planning (ERP) systems. Founded in 1984, Epicor is ranked among the industry's ten largest enterprise business solutions providers by industry analysts, with more than 10,000 enterprise customers worldwide. Epicor is headquartered in Irvine, California and employs more than 1,600 employees globally. More information about Epicor, its products and services is available at www.epicor.com.

                                      # # #

Epicor is a trademark of Epicor Software Corporation. Platinum is a registered trademark of PLATINUM technology International, Inc. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

The foregoing statements which are not historical fact are "forward-looking statements" that involve risks and uncertainties which include but are not limited to, the company's success in integrating the operations, sales forces, and products of the two merging companies; fluctuations in demand for the company's products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, the impact of competitive products and pricing; the ability of the Company to expand ERP product offerings, and the discovery of undetected software errors and other factors discussed in the Company's Quarterly report on Form 10-Q, for the period ending March 31, 1999, at pages 12-17.